FOR IMMEDIATE RELEASE

CHINA ELECTRIC MOTOR, INC. ANNOUNCES ESTIMATES FOR
SECOND QUARTER 2010

Revenue expected to be in the range of $22.1 million and $24.0 million;
Net income expected to be in the range of $3.4 million and $3.7 million;
EPS expected to be in the range of $0.16 and $0.18 million

SHENZHEN, CHINA — July 28, 2010 — China Electric Motor, Inc. (NASDAQ: CELM, “China Electric” or “the Company”), a Delaware corporation and China-based company that engages in the design, production, marketing and sale of micro-motor products through its subsidiary Shenzhen YuePengCheng Motor Co., Ltd. (“Shenzhen YPC”), today announced preliminary total revenue, net income and earnings per share estimates for the quarter ended June 30, 2010.

The Company estimates that revenue for the second quarter of 2010 will be in the range of $22.1 million to $24.0 million. Management expects net income for the second quarter of 2010 to be in the range of $3.4 million to $3.7 million. Management estimates that basic and diluted earnings per share for the second quarter of 2010 will be between $0.16 and $0.18, based on 20,832,957 shares outstanding (on a fully diluted basis).

The Company is constructing new production equipment, which management believes should be capable of producing up to approximately 24 million units annually at full capacity. The testing process for the new production equipment construction is underway. Management expects the first phase of the construction to be completed by the end of July 2010; the delay of roughly one month is the result of strong micro motor demand, which created backlog with equipment providers. Management expects the second phase of construction to be completed before the end of October 2010, and the new production equipment should be fully operational by March 2011.

Mr. Yue Wang, Chief Executive Officer of China Electric, said, “Our revised estimates for the second quarter reflect sustained strong demand for home appliance motors, as well as successful execution of our plan to grow our customer base. We also benefited from an increase in the average selling price during the quarter, particularly in motors used in home appliances. While we expect the strength in the market for home appliance motors to be sustainable, the second quarter is typically one of the strongest for our company and the industry from a demand perspective.”

Management had previously estimated that revenue for the second quarter of 2010 would be in the range of $20.0 million to $23.3 million, net income for the second quarter of 2010 would be in the range of $3.0 million to $3.5 million and basic and diluted earnings per share for the second quarter of 2010 to be between $0.141 and $0.165, based on 21,244,743 shares outstanding (on a fully diluted basis).

China Electric is finalizing its quarter-end closing process. Further detail on the second quarter and first half results and outlook for fiscal year 2010 will be released in August 2010.

The Company’s actual results of operations for the second quarter of 2010 could differ materially from the Company’s estimates due to completion of its quarter closing procedures, final adjustments, final review by its independent registered public accounting firm, and other developments that may arise before our financial results for the period is finalized. See below for a discussion cautioning against reliance on forward-looking statements.

About China Electric Motor, Inc.

China Electric Motor, Inc. (Nasdaq: CELM) is a China-based company that engages in the design, production, marketing and sale of micro-motor products through its subsidiary Shenzhen YPC. The Company’s products are incorporated into consumer electronics, automobiles, power tools, toys and household appliances, and are sold under its “Sunna” brandname. The Company provides micro-motor products that meet the growing demand for efficient, quiet and compact motors from manufacturers of consumer electronics, automobiles, power tools, toys and household appliances. China Electric Motor, Inc. sells its products directly to original equipment manufacturers and to distributors and resellers both domestically in the People’s Republic of China and internationally to customers in Korea and Hong Kong. The Company’s manufacturing facilities are located in Shenzhen, Guangdong.

Forward-looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product or equipment development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including our ability to maintain and increase revenues and sales of our products, our ability to develop and market new products, our strategic investments and acquisitions, our ability to timely develop new production equipment, compliances and changes in the laws of the People’s Republic of China (the “PRC”) that affect our operations, and vulnerability of our business to general economic downturn, especially in the PRC, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Investor Contacts:
Dexter Fong	Simon Ze
China Electric Motor, Inc.	China Electric Motor, Inc.
+86 (136) 6666 1663 or +1 (408)476-7139	+86 (755) 8257 7750
dexterfong@gmail.com	ze_simon@hotmail.com

Investor Relations (HK):	Investor Relations (US):
Ruby Yim	Delia Cannan
Taylor Rafferty	Taylor Rafferty
+852 3196 3712	+1 (212) 889-4350
ChinaElectricMotor@Taylor-Rafferty.com	ChinaElectricMotor@Taylor-Rafferty.com

Media Contact:	Investor Relations (US):
Jason Marshall	John Baldissera
Taylor Rafferty	BPC Financial Marketing
+1 (212) 889-4350	+1 (800) 368-1217
ChinaElectricMotor@Taylor-Rafferty.com